UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.        )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EVERCOMMERCE INC.
 (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY JUNE 22, 2022

This proxy statement supplement (this “Supplement”) to the definitive proxy statement of EverCommerce Inc. (the “Company”), filed with the Securities and Exchange Commission on April 28, 2022 (the “Proxy Statement”), is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:30 p.m., Mountain Time, on Wednesday June 22, 2022, virtually via live webcast at www.virtualshareholdermeeting.com/EVCM2022. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about June 17, 2022. This Supplement should be read in conjunction with the Proxy Statement.

On June 17, 2022, Jonathan Durham resigned from the Company’s Board of Directors (the “Board”), effective on such date. Mr. Durham was designated to serve on the Company’s Board of Directors by SLA CM Eclipse Holdings, L.P. and certain affiliated entities (“Silver Lake”) pursuant to the Stockholders Agreement between the Company, Silver Lake and Providence Strategic Growth II L.P. and certain affiliated entities, dated June 30, 2021 (the “Stockholders Agreement”). Mr. Durham’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board has elected John Rudella to the Company’s Board, effective June 17, 2022, to fill the vacancy created by Mr. Durham’s resignation. Mr. Rudella was designated to serve on the Board by Silver Lake, consistent with the Stockholders Agreement.

Mr. Rudella, 51, is a Director of Silver Lake, which he joined in 2014. Prior to joining Silver Lake, Mr. Rudella served as a U.S. Navy SEAL where he held a variety of leadership positions, worked in technology development, and made multiple deployments to Africa and the Middle East. Mr. Rudella holds a B.S. in Aeronautical Engineering from the U.S. Naval Academy and a M.S. from the Industrial College of the Armed Forces. Mr. Rudella currently serves on the board of directors of First Advantage Corporation and the Station Foundation. He previously served on the board of Ancestry.com. The Board believes Mr. Rudella is qualified to serve on the Board due to his financial and leadership experience, as well as his public company board experience.

Mr. Rudella has waived participation in the Company’s Non-Employee Director Compensation Program. The Company expects to enter into the Company’s standard form of indemnification agreement with Mr. Rudella. As of April 25, 2022, Mr. Rudella did not beneficially own any shares of the Company’s common stock.

Concurrent with the effectiveness of Mr. Durham’s resignation, Penny Baldwin-Leonard was appointed to the Company’s Audit Committee.